(BOWATER LOGO APPEARS HERE)

                           OFFER TO PURCHASE FOR CASH
                                       BY
                              BOWATER INCORPORATED
                                       OF
               ANY AND ALL OF THE OUTSTANDING DEPOSITARY SHARES,
                               EACH REPRESENTING
                    A ONE-FOURTH INTEREST IN A SHARE OF ITS
                   8.40% SERIES C CUMULATIVE PREFERRED STOCK,
                           PAR VALUE $1.00 PER SHARE
                                       AT
                        $27.875 NET PER DEPOSITARY SHARE
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
       EASTERN TIME, ON NOVEMBER 15, 1995, UNLESS THE OFFER IS EXTENDED.
     Bowater Incorporated, a Delaware corporation (the "Company"), is offering to purchase any and all of the outstanding Depositary Shares (the "Depositary Shares"), each representing a one-fourth interest in a share of its 8.40% Series C Cumulative Preferred Stock, par value $1.00 per share, liquidation preference $100 per share (the "Series C Cumulative Preferred Stock"), at $27.875 per Depositary Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with this Offer to Purchase, constitutes the "Offer").
     The offer is not conditioned upon any minimum number of depositary shares being tendered. the offer is, however, subject to certain other conditions. See
Section 8.

    The Depositary Shares are listed and traded on the New York Stock Exchange (the "NYSE"). On October 13, 1995, the last trading day before the Company announced the Offer, the closing sales price of the Depositary Shares as reported on the NYSE Composite Tape was $26.50 per Depositary Share.

     HOLDERS OF DEPOSITARY SHARES ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE DEPOSITARY SHARES.

     The Company will pay to a Soliciting Dealer (as defined herein) a solicitation fee of $0.375 per Depositary Share, or for any transaction equal to or exceeding 20,000 Depositary Shares, $0.25 per Depositary Share, for any Depositary Shares tendered, accepted for payment and paid for pursuant to the Offer, subject to certain conditions. See Section 14.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     THE COMPANY, ITS BOARD OF DIRECTORS AND ITS EXECUTIVE OFFICERS MAKE NO RECOMMENDATION AS TO WHETHER ANY HOLDER OF DEPOSITARY SHARES SHOULD TENDER ANY OR ALL OF SUCH HOLDER'S DEPOSITARY SHARES PURSUANT TO THE OFFER. HOLDERS OF DEPOSITARY SHARES MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER DEPOSITARY SHARES AND, IF SO, THE NUMBER OF DEPOSITARY SHARES TO TENDER.

                      The Dealer Manager for the Offer Is:
                              MERRILL LYNCH & CO.
October 16, 1995

                                   IMPORTANT
     Any holder of Depositary Shares desiring to tender all or any portion of such holder's Depositary Shares should either (i) complete the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to The Bank of New York (the "Depositary"), and either mail or deliver the depositary receipts evidencing such Depositary Shares to the Depositary along with the Letter of Transmittal or follow the procedure for book-entry transfer set forth in Section 5, or (ii) request such holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such holder. Holders of Depositary Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Depositary Shares. Holders who wish to tender Depositary Shares and whose depositary receipts for such Depositary Shares are not immediately available should tender such Depositary Shares by following the procedures for guaranteed delivery set forth in Section 5.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to Morrow & Co., Inc. (the "Information Agent") or to Merrill Lynch & Co. (the "Dealer Manager") at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER HOLDERS OF DEPOSITARY SHARES SHOULD TENDER OR REFRAIN FROM TENDERING DEPOSITARY SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                               TABLE OF CONTENTS

SUMMARY..................................................................     1
INTRODUCTION.............................................................     2
SPECIAL FACTORS..........................................................     2
Section 1.    Purpose of the Offer; Certain Effects of the Offer; Plans
              of the Company after the Offer.............................     2
Section 2.    Certain Federal Income Tax Consequences....................     5
Section 3.    Certain Legal Matters; Regulatory and Foreign Approvals;
              No Appraisal Rights........................................     7
THE OFFER................................................................     8
Section 4.    Expiration Date; Extension of the Offer....................     8
Section 5.    Procedure for Tendering Depositary Shares..................     8
Section 6.    Withdrawal Rights..........................................     9
Section 7.    Acceptance for Payment of Depositary Shares and Payment
              of Purchase Price..........................................    10
Section 8.    Certain Conditions of the Offer............................    11
Section 9.    Price Range of the Depositary Shares; Dividends............    12
Section 10.   Certain Information Concerning the Company.................    13
Section 11.   Source and Amount of Funds.................................    20
Section 12.   Transactions and Arrangements Concerning the Depositary
              Shares.....................................................    20
Section 13.   Extension of the Tender Period; Termination;
              Amendments.................................................    20
Section 14.   Fees and Expenses..........................................    21
Section 15.   Miscellaneous..............................................    22
SCHEDULE I...............................................................   I-1
DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY..........................   I-1

                                    SUMMARY
     This summary is provided solely for the convenience of holders of Depositary Shares and is qualified in its entirety by reference to the full text and more specific details contained in this Offer to Purchase and the related Letter of Transmittal and any amendments or supplements hereto and thereto.

The Company                                    Bowater Incorporated.
The Depositary Shares                          Depositary Shares, each representing a one-fourth interest in a share of 8.40%
                                               Series C Cumulative Preferred Stock, $1.00 par value, $100 liquidation preference, of the Company.
Number of Depositary Shares Sought             3,400,000 (all of the Depositary Shares outstanding).
Purchase Price                                 $27.875 per Depositary Share, net to the seller in cash. See Section 9.
Expiration Date                                November 15, 1995, at 12:00 midnight, Eastern Time, unless the Company shall have extended the period of time during which the Offer is open, in which event the Expiration Date shall be the latest time and date at which the
                                               Offer, as so extended by the Company, shall expire. See Section 4.
How to Tender Depositary Shares                See Section 5. For further information, call the Information Agent or the
                                               Dealer Manager or consult your broker for assistance.
Withdrawal Rights                              Tendered Depositary Shares may be withdrawn at any time on or prior to the
                                               Expiration Date of the Offer and, if not yet accepted for payment by the
                                               Company, may also be withdrawn after 12:00 midnight, Eastern Time, on December
                                               11, 1995. See Section 6.
Purpose of Offer                               The Company is making the Offer in order to reduce the high fixed cost obligations of the preferred stock dividends. The Company believes that, given its current financial condition (including its substantial current cash and cash equivalents position) and the current market price of the Depositary
                                               Shares, the purchase of the Depositary Shares pursuant to the Offer is economically attractive to the Company. The Offer gives holders of Depositary
                                               Shares the opportunity to sell their Depositary Shares at a premium over the market price prevailing prior to the announcement of the Offer and without the usual transaction costs associated with a market sale. See Section 1.
Market Price of Depositary Shares              On October 13, 1995, the last trading day prior to the announcement of the
                                               Offer, the closing price per Depositary Share on the NYSE Composite Tape was
                                               $26.50. Holders are urged to obtain a current market quotation for the
                                               Depositary Shares. See Section 9.
Dividends                                      Holders of record as of September 11, 1995, of Depositary Shares tendered and purchased by the Company will be entitled to the regular quarterly cash dividend of $0.525 per Depositary Share to be paid by the Company on October
                                               16, 1995, for the third quarter of 1995, but will not receive any additional accrued dividends with respect to the Depositary Shares tendered and purchased by the Company. See Section 9.
Payment Date                                   Promptly after the Expiration Date of the Offer.
Dealer Manager                                 Merrill Lynch & Co.
Depositary                                     The Bank of New York.
Information Agent                              Morrow & Co., Inc.
Further Information                            Additional copies of this Offer to Purchase and the Letter of Transmittal may be obtained by contacting Morrow & Co., Inc., (800) 662-5200 or (212) 754-8000
                                               (call collect). Questions about the Offer should be directed to Merrill Lynch
                                               & Co., (212) 236-4565 (call collect).

To the Holders of the Depositary Shares:
                                  INTRODUCTION
     Bowater Incorporated, a Delaware corporation (the "Company"), is offering to purchase any and all of the outstanding Depositary Shares (the "Depositary Shares"), each representing a one-fourth interest in a share of its 8.40% Series C Cumulative Preferred Stock, par value $1.00 per share, liquidation preference $100 per share (the "Series C Cumulative Preferred Stock"), at $27.875 per Depositary Share (the "Purchase Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with this Offer to Purchase, constitutes the "Offer").
     THE COMPANY, ITS BOARD OF DIRECTORS AND ITS EXECUTIVE OFFICERS MAKE NO RECOMMENDATION AS TO WHETHER ANY HOLDER OF DEPOSITARY SHARES SHOULD TENDER ANY OR ALL OF SUCH HOLDER'S DEPOSITARY SHARES PURSUANT TO THE OFFER. HOLDERS OF DEPOSITARY SHARES MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER DEPOSITARY SHARES AND, IF SO, THE NUMBER OF DEPOSITARY SHARES TO TENDER.
     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF DEPOSITARY SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 8.
     The Depositary Shares are listed and traded on the New York Stock Exchange (the "NYSE"). On October 13, 1995, the last trading day before the Company announced the Offer, the closing sales price of the Depositary Shares as reported on the NYSE Composite Tape was $26.50 per Depositary Share. See Section
9. HOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE DEPOSITARY SHARES.
     The Offer does not constitute a notice of redemption of the Series C Cumulative Preferred Stock underlying the Depositary Shares pursuant to the Company's Restated Certificate of Incorporation nor does the Company intend to effect such a redemption by making the Offer. Holders are not under any obligation to accept the Offer or to remit the Depositary Shares to the Company pursuant to the Offer. In accordance with the Restated Certificate of Incorporation and the Deposit Agreement that established the rights of the holders of Depositary Shares, the shares of Series C Cumulative Preferred Stock (and the corresponding Depositary Shares) are not redeemable prior to February 8, 1999. On and after February 8, 1999, the Series C Cumulative Preferred Stock is redeemable at the option of the Company, in whole or in part, at $100 per share (equivalent to $25 per Depositary Share) plus accrued and unpaid dividends (whether or not declared) to the redemption date. The Series C Cumulative Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption and is not convertible into any other securities of the Company.
     Tendering holders of Depositary Shares will not be obligated to pay brokerage commissions, solicitation fees or, subject to the Instructions to the Letter of Transmittal, stock transfer taxes on the purchase of Depositary Shares by the Company. The Company will pay all charges and expenses of the Depositary, Information Agent, Dealer Manager and any Soliciting Dealer incurred in connection with the Offer.
                                SPECIAL FACTORS
SECTION 1. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE
           COMPANY AFTER THE OFFER
     The Company is making the Offer in order to reduce the high fixed cost obligations of the preferred stock dividends. The Series C Cumulative Preferred Stock has the highest dividend costs of any of the Company's preferred stock. The Offer will enable the Company to reduce its dividend requirements and annual administrative expenses. The Company believes that, given the current market price of the Depositary Shares, the Company's current financial condition (including its substantial current cash and cash equivalents position), and the relative benefits and disadvantages of repurchasing the Company's other series of preferred stock or public debt, the purchase of the Depositary Shares pursuant to the Offer is economically attractive to the Company. The Company's cash, cash equivalents and marketable securities position was $206,687,000 at September 30, 1995. If all 3,400,000 of the outstanding Depositary Shares are tendered, cash will be reduced by approximately $96,665,000 as a result of the consummation of the Offer and the Company's annual divided requirements will be reduced by $7,140,000. The Board of Directors of the Company (the "Board"), acting through its Finance Committee (which committee, comprised of three directors who are not employed by the Company, approved the Offer by a unanimous vote), has authorized the Offer. Neither the Board nor that portion of the Board consisting only of non-employee members of the Board has taken, or is required to take, any action with respect to the Offer.
                                       2

     No vote of any holder of any of the Company's securities is required in connection with the Offer.
     The Company believes the Offer is fair to holders of Depositary Shares. In making this determination, the Company considered the following factors: (a) the premium represented by the difference between the consideration offered to holders of the Depositary Shares and recent and historical trading prices of the Depositary Shares and that the Offer gives holders of Depositary Shares the opportunity to sell their Depositary Shares at a 5.19% premium over the closing sales price of $26.50 per Depositary Share on October 13, 1995 (the last trading day prior to the announcement of the Offer); and (b) that the Offer will provide holders who are considering a sale of all or a portion of the Depositary Shares the opportunity to sell those Depositary Shares for cash without the usual transaction costs associated with open-market sales. The Company did not find it practicable to, and did not, quantify or otherwise assign relative weights to these factors.
     Neither the Company nor the Board has received any report, opinion or appraisal that is materially related to the Offer, including, but not limited to, any report, opinion or appraisal relating to the consideration or the fairness of the consideration to be offered to the holders of the Depositary Shares or the fairness of the transaction to the Company or to any security holder of the Company. No director of the Company has retained an unaffiliated representative to act solely on behalf of unaffiliated shareholders for the purposes of negotiating the terms of the transaction or preparing a report concerning the fairness of the transaction.
     On October 11, 1995, Standard & Poor's Corporation announced, in conjunction with its ratings upgrade on the Company's senior debt from BBB- to BBB with a stable outlook, a ratings upgrade on all classes of the Company's preferred stock from BB+ to BBB-. Moody's Investors Service, Inc. has made no change in its ratings on the Company's senior debt or preferred stock. These remain at Baa1 and baa2, respectively.
     Following the consummation of the Offer, the business and operations of the Company will be continued by the Company substantially as they are currently being conducted. In the first quarter of 1995, the Company repurchased approximately $182 million of its 8.5% notes due 2001, of which $200 million in principal amount were outstanding prior to the repurchase. On July 31, 1995, the Company also completed a repurchase of approximately $117 million of its outstanding 8.25% Notes due 1999, of which $125 million in principal amount were outstanding prior to the repurchase. The Company funded these debt repurchases from its available cash and marketable securities. The amount and timing of any future debt reductions are subject to, among other factors, the cost of such reductions, the strength of the Company's cash flow and alternative uses of cash.
     The Company has previously disclosed its intention to sell Bowater Communication Papers Inc. ("BCPI"), a wholly-owned subsidiary of the Company. The Company is in the process of evaluating offers that it has solicited, but has not reached agreement with any party as to the terms or form of any transaction. After evaluating the offers received, however, the Company expects to incur an after-tax loss on the sale of approximately $30 million and has recorded this amount as a charge against its earnings for the third quarter of 1995. In addition, the Company is currently in the process of identifying for sale and marketing selected tracts of timberlands but is not in a position to determine the possible financial outcome of its marketing efforts.
     Anthony P. Gammie, Chairman of the Board of the Company, will retire from his position on March 31, 1996. The Board expects to appoint a successor Chairman of the Board in 1996. The Board also expects to elect a new director to fill the vacancy on the Board of Directors. In addition, on August 17, 1995, Robert C. Lancaster resigned as Senior Vice President and Chief Financial Officer. The Company expects to appoint his successor in the near future.
     The Company has undertaken a study that may result in its modifying the severance agreements of approximately thirty key employees with respect to payments to the employee upon a change in control of the Company. The modifications have not been finalized and no decision has been reached on their adoption.
     At its July 1995 meeting, the Board of Directors adopted two amendments to the By-Laws of the Company. The first amendment provides that only business that is brought before an annual meeting of stockholders in the manner specified in the By-Laws may be conducted at the meeting. The second amendment specifies the requirements for notification by shareholders to the Company of nominations for the election of directors.
     Except as disclosed in this section and elsewhere in this Offer to Purchase, the Company has no other present plans or proposals that relate to or would result in (i) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company, (ii) an extraordinary corporate transaction, such as a merger, reorganization, liquidation or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, (iii) any change in the present Board of Directors of the Company or management of the Company, including, but not limited to, a plan or
                                       3
proposal to change the number or term of the directors, to fill any existing vacancy on the Board of Directors or to change any material term of the employment contract of any executive officer, (iv) any material change in the present dividend rate or policy or indebtedness or capitalization of the Company, (v) any other material change in the Company's corporate structure or business, (vi) a class of the Company's equity securities being delisted from a national securities exchange, ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or becoming eligible for termination of registration under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or (vii) any changes in the Company's charter, By-Laws or instruments corresponding thereto or any other actions which may impede the acquisition of control of the Company by any person.
     Following the expiration of the Offer, the Company may, in its sole discretion, determine to purchase any remaining Depositary Shares through privately negotiated transactions, open market purchases, another tender offer or otherwise, on such terms and at such prices as the Company may determine from time to time. The terms of subsequent purchases or offers could differ from those of the Offer, except that the Company will not make purchases of Depositary Shares, if any, until the expiration of ten business days after the termination of the Offer. Any possible future purchases of Depositary Shares by the Company will depend on many factors, including the market price of the Depositary Shares, the Company's business and financial position, alternative investment opportunities available to the Company, the results of the Offer and general economic and market conditions.
     The purchase of Depositary Shares pursuant to the Offer will reduce the number of holders of Depositary Shares and the number of Depositary Shares that might otherwise trade publicly, and, depending upon the number of Depositary Shares so purchased, could adversely affect the liquidity and market value of the remaining Depositary Shares held by the public.
     Depending upon the number of Depositary Shares purchased pursuant to the Offer, the Depositary Shares may no longer meet the requirements of the NYSE for continued listing. As of October 13, 1995, there were 3,400,000 issued and outstanding Depositary Shares. According to the NYSE's published guidelines, the NYSE would consider delisting the Depositary Shares if, among other things, the number of publicly held Depositary Shares should fall below 100,000 or the aggregate market value of publicly held Depositary Shares should fall below $2,000,000. If, as a result of the purchase of Depositary Shares pursuant to the Offer or otherwise, the listing of the Depositary Shares is discontinued, the market for the Depositary Shares could be adversely affected. Termination of the listing of the Depositary Shares on the NYSE would substantially reduce the information required to be furnished by the Company to holders of the Depositary Shares (although the Company would remain subject to the information requirements of the NYSE and the reporting obligations under the Exchange Act for so long as its shares of common stock, par value $1.00, or the depositary shares, each representing one-fourth of a share of its 7% PRIDES, Series B Convertible Preferred Stock, par value $1.00 per share (the "Series B Convertible Preferred Stock"), continue to be listed on the NYSE and registered pursuant to the Exchange Act).
     In the event of the delisting of the Depositary Shares by the NYSE, it is possible that the Depositary Shares would continue to trade on another securities exchange or in the over-the-counter market and that price quotations would be reported by such exchange, by the National Association of Securities Dealers, Inc. (the "NASD") through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or by other sources. The extent of the public market for the Depositary Shares and the availability of such quotations would, however, depend upon such factors as the number of holders of Depositary Shares remaining at such time, the interest in maintaining a market in the Depositary Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors.
     The Depositary Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. If the Depositary Shares remain listed on the NYSE, they will continue to be "margin securities." If the Depositary Shares were delisted, depending upon factors similar to those described above, they might no longer constitute "margin securities" and, therefore, could no longer be used as collateral for loans made by brokers.
     The Depositary Shares are currently registered under the Exchange Act. Registration of the Depositary Shares under the Exchange Act may be terminated upon application of the Company to the Securities and Exchange Commission (the "Commission") if the Depositary Shares are neither listed on the NYSE or another national securities exchange nor held of record by 300 or more persons. Termination of registration of the Depositary Shares would make certain provisions of the Exchange Act, such as the requirements of Rule 13e-3 thereunder with respect to "going private" transactions, no longer applicable in respect of the Depositary Shares. If registration of the Depositary Shares under the Exchange Act were terminated, the Depositary Shares would no longer be "margin securities" or be eligible for NASDAQ reporting.
                                       4

     All Depositary Shares purchased by the Company pursuant to the Offer will be exchanged by the Company for the related shares of Series C Cumulative Preferred Stock, which will, upon action by the Board, resume the status of authorized and unissued shares of preferred stock of the Company without designation as to series. Any share of Series C Cumulative Preferred Stock (and the corresponding Depositary Shares) remaining outstanding after the Offer will continue to be redeemable at the option of the Company on and after February 8, 1999, as described above under "Introduction". In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, and subject to the rights of holders of any other series of Preferred Stock, the holders of outstanding shares of Series C Cumulative Preferred Stock are entitled to receive $100 per share (equivalent to $25 per Depositary Share), plus accrued and unpaid dividends thereon, out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of any capital stock, including, without limitation, the common stock of the Company, ranking junior to the shares of Series C Cumulative Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation.
     THE COMPANY, ITS BOARD OF DIRECTORS AND ITS EXECUTIVE OFFICERS MAKE NO RECOMMENDATION AS TO WHETHER ANY HOLDER OF DEPOSITARY SHARES SHOULD TENDER ANY OR ALL OF SUCH HOLDER'S DEPOSITARY SHARES PURSUANT TO THE OFFER. HOLDERS OF DEPOSITARY SHARES MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER THEIR DEPOSITARY SHARES AND, IF SO, THE NUMBER OF DEPOSITARY SHARES TO TENDER.

SECTION 2. CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     The following summary is a general discussion of certain of the United States Federal income tax consequences of the Offer. This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. No rulings as to any of the matters discussed in this summary have been requested or received from the Internal Revenue Service ("IRS").
     EACH HOLDER OF DEPOSITARY SHARES IS URGED TO CONSULT AND RELY ON THE HOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO THE HOLDER OF TENDERING DEPOSITARY SHARES PURSUANT TO THE OFFER.
     IN GENERAL. Sales of Depositary Shares by holders thereof pursuant to the Offer will be taxable transactions for Federal income tax purposes and may also be taxable transactions under applicable state, local, foreign and other tax laws. This summary does not discuss any aspect of state, local or foreign tax laws. The Federal income tax consequences to a holder of Depositary Shares may vary depending upon the holder's particular facts and circumstances.
     TREATMENT AS A SALE OR EXCHANGE. Under Section 302 of the Internal Revenue Code of 1986, as amended (the "Code"), a sale of Depositary Shares pursuant to the Offer will, as a general rule, be treated as a sale or exchange if the receipt of cash upon the sale (i) results in a "complete termination" of the holder's interest in the Company or (ii) is "not essentially equivalent to a dividend" with respect to the holder. These tests (the "Section 302 tests") are explained more fully below.
     If either of the Section 302 tests is satisfied, a tendering holder of Depositary Shares will ordinarily recognize gain or loss equal to the difference between the amount of cash received by the holder pursuant to the Offer and the holder's tax basis in the Depositary Shares sold pursuant to the Offer. If the Depositary Shares are held as capital assets, the gain or loss will be capital gain or loss, which will be long-term capital gain or long-term capital loss if the Depositary Shares have been held for more than one year. A holder of Depositary Shares will not be permitted to recognize loss on the sale of a Depositary Share pursuant to the Offer if the holder purchases a Depositary Share within a period beginning 30 days prior to and ending 30 days after the completion of the Offer.
     TREATMENT AS A DIVIDEND. If neither of the Section 302 tests is satisfied, a tendering holder of Depositary Shares will be treated as having received a dividend includible in gross income in an amount equal to the entire amount of cash received by the holder pursuant to the Offer. This amount will not be reduced by the holder's basis in the Depositary Shares sold pursuant to the Offer, and (except as described below for corporate holders eligible for the dividends-received deduction) the holder's basis in those Depositary Shares will be added to the holder's basis in the holder's remaining Depositary Shares. No assurance can be given that either of the Section 302 tests will be satisfied as to any particular holder of Depositary Shares, and thus no assurance can be given that any particular holder will not be treated as having received a dividend taxable as ordinary income.
     TAX RATES. Net capital gain (which is the excess of net long-term capital gain over net short-term capital loss) of individuals, trusts and estates is currently taxed at a maximum Federal income tax rate of 28%. Dividends and short-term capital gains of individuals, trusts and estates are taxed at ordinary income rates. Ordinary income is currently taxable to individuals,
                                       5
trusts and estates at a maximum Federal income tax rate of 39.6% (although it may be taxed at higher marginal rates due to the phase-out of certain exemptions and deductions). Capital gains and ordinary income of corporations are both taxed at the same Federal income tax rate, currently a maximum of 35% (although they may be taxed at higher marginal rates due to the phase-out of the 15%, 25% and 34% brackets).
     HOLDERS OF DEPOSITARY SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE POSSIBLE IMPACT OF THE RECEIPT OF CASH FROM THE COMPANY PURSUANT TO THE OFFER ON THEIR OBLIGATION TO MAKE ESTIMATED TAX PAYMENTS.
     CONSTRUCTIVE OWNERSHIP OF DEPOSITARY SHARES. In determining whether either of the Section 302 tests is satisfied, a holder of Depositary Shares must take into account not only Depositary Shares actually owned by the holder, but also Depositary Shares that are constructively owned by the holder within the meaning of Section 318 of the Code. Under Section 318, a holder may constructively own Depositary Shares actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the holder has an interest, as well as any Depositary Shares the holder has a right to acquire by exercise of an option.
     THE SECTION 302 TESTS. One of the following tests must be satisfied in order for the sale of Depositary Shares pursuant to the Offer to be treated as a sale rather than as a dividend distribution.
          A. COMPLETE TERMINATION TEST. The receipt of cash by a holder of Depositary Shares will be a complete termination of the shareholder's interest if either (i) all of the Depositary Shares actually and constructively owned by the holder are sold pursuant to the Offer and the holder actually and constructively owns no other stock of the Company, or
     (ii) all of the Depositary Shares actually owned by the holder are sold pursuant to the Offer, the holder is eligible to waive, and effectively waives, the attribution of Depositary Shares constructively owned by the holder in accordance with the procedures described in Section 302(c) of the Code (relating to the waiver of family attribution), and the holder is not considered to own any other Depositary Shares or any other stock of the Company actually or constructively pursuant to other attribution rules contained in Section 318 of the Code.
          B. NOT ESSENTIALLY EQUIVALENT TO A DIVIDEND TEST. The receipt of cash by a holder of Depositary Shares will not be essentially equivalent to a dividend if the holder's sale of Depositary Shares pursuant to the Offer results in a "meaningful reduction" of the holder's proportionate interest in the Company. Whether the receipt of cash by a holder of Depositary Shares will result in a meaningful reduction of the holder's proportionate interest will depend on the holder's particular facts and circumstances. However, in the case of a small minority holder, even a small reduction may satisfy this test when payments will not be pro rata with respect to all outstanding Depositary Shares. The IRS has indicated in a published ruling that, in the case of a small minority shareholder of a publicly-held corporation who exercises no meaningful control over corporate affairs, a reduction in the shareholder's proportionate interest in the corporation from .0001118% to .0001081% (which represented only a 3.3% reduction in the shareholder's percentage ownership of outstanding shares for purposes of the substantially disproportionate test) would constitute a meaningful reduction.
     Holders of Depositary Shares should consult their tax advisors concerning the application of the Section 302 tests to their particular circumstances.
     Under certain circumstances, it may be possible for a tendering holder of Depositary Shares to satisfy one of the Section 302 tests by contemporaneously selling or otherwise disposing of all or some of the Depositary Shares or shares of other stock of the Company that are actually or constructively owned by the holder but that are not tendered pursuant to or eligible for the Offer. Correspondingly, a holder may not be able to satisfy any of the Section 302 tests because of contemporaneous acquisitions of Depositary Shares or other stock of the Company by the holder or by a related party whose Depositary Shares or other stock of the Company are constructively owned by the holder. Holders of Depositary Shares should consult their tax advisors regarding the consequences of such sales or acquisitions in their particular circumstances.
     SPECIAL RULES FOR CORPORATE HOLDERS OF DEPOSITARY SHARES. If the sale of Depositary Shares by a corporate holder of Depositary Shares does not satisfy any of the Section 302 tests and is therefore treated as a dividend, the holder that is a corporation may be entitled to a dividends-received deduction equal to 70% of the dividend. There are a number of limitations on the availability of the dividends-received deduction, however. Section 246(c) of the Code disallows the dividends-received deduction with respect to stock that is held for 45 days or less. For this purpose, the length of time a corporation is considered to have held stock may be reduced by periods during which the corporation's risk of loss with respect to the stock is diminished due to the existence of certain options or other transactions. Further, under Section 246A of the Code, if a corporate holder of Depositary Shares has incurred indebtedness directly attributable to an investment in Depositary Shares, the 70% dividends received deduction may be reduced by a percentage generally computed based on the amount of the
                                       6
indebtedness and the corporation's adjusted tax basis in the Depositary Shares. Finally, any amount that is received by a corporate holder of Depositary Shares that is treated as a dividend likely will constitute an "extraordinary dividend" under Section 1059 of the Code. As a result, a corporate holder of Depositary Shares will be required to reduce its tax basis in its Depositary Shares (but not below zero) by the non-taxed portion of the dividend (that is, the portion of the dividend equal to the dividends-received deduction). If the non-taxed portion of the dividend exceeds the corporate holder's tax basis in its Depositary Shares, the excess generally will be subject to tax upon sale or disposition of the Depositary Shares. Corporate holders are urged to consult their tax advisors as to the effect of Section 1059 of the Code on their tax basis in the Depositary Shares.
     FOREIGN HOLDERS OF DEPOSITARY SHARES. The Company will assume that the sale of Depositary Shares is a dividend as to foreign holders of Depositary Shares and will therefore withhold Federal income tax at a rate equal to 30% of the gross proceeds paid to a foreign holder or such holder's agent pursuant to the Offer, unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business by the foreign holder within the United States. For this purpose, a foreign holder of Depositary Shares is any holder that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or (iii) any estate or trust the income of which is subject to United States Federal income taxation regardless of the source of such income.
     Generally, the determination of whether a reduced rate of withholding is applicable is made by reference to a foreign holder's address or to a properly completed Form 1001 furnished by the holder, and the determination of whether an exemption from withholding is available on the grounds that gross proceeds paid to a foreign holder are effectively connected with a United States trade or business is made on the basis of a properly completed Form 4224 furnished by the holder. The Depositary will determine a foreign holder's eligibility for a reduced rate of, or exemption from, withholding by reference to the holder's address and any Forms 1001 or 4224 submitted to the Depositary by a foreign holder of Depositary Shares unless facts and circumstances indicate that such reliance is not warranted or unless applicable law requires some other method for determining whether a reduced rate of withholding is applicable. These forms can be obtained from the Depositary. See "Instructions" in the Letter of Transmittal.
     A foreign holder of Depositary Shares with respect to whom tax has been withheld may be eligible to obtain a refund from the IRS of all or a portion of the withheld tax if the holder satisfies one of the Section 302 tests for capital gain treatment or is otherwise able to establish that no tax or a reduced amount of tax was due. Foreign holders of Depositary Shares are urged to consult their own tax advisors regarding the application of United States Federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.
     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH HOLDER OF DEPOSITARY SHARES IS URGED TO CONSULT THE HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THE HOLDER (INCLUDING THE APPLICABILITY AND EFFECT OF THE CONSTRUCTIVE OWNERSHIP RULES AND STATE, LOCAL AND FOREIGN TAX LAWS) OF THE SALE OF DEPOSITARY SHARES PURSUANT TO THE OFFER.

SECTION 3. CERTAIN LEGAL MATTERS; REGULATORY AND FOREIGN APPROVALS; NO APPRAISAL
           RIGHTS
     The Company is not aware of any license or regulatory permit material to its business that might be adversely affected by its acquisition of Depositary Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Depositary Shares pursuant to the Offer. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Depositary Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to the Company's business.
     The Company intends to make all required filings under the Exchange Act. The Company's obligation under the Offer to accept for payment, or make payment for, Depositary Shares is subject to certain conditions. See Section 8.
     No approval of the holders of a majority of the Depositary Shares, whether affiliated or unaffiliated, or of any holders of any of the Company's securities is required in connection with the Offer.
     No appraisal rights are available to holders of Depositary Shares in connection with the Offer.

                                   THE OFFER
SECTION 4. EXPIRATION DATE; EXTENSION OF THE OFFER
     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the extension or amendment), the Company will accept for payment, and will pay for, Depositary Shares validly tendered and not withdrawn on or prior to the Expiration Date at the Purchase Price. The term "Expiration Date" means 12:00 midnight, Eastern Time, on November 15, 1995, unless the Company shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 13 for a description of the Company's right to extend the time during which the Offer is open and to delay, terminate or amend the Offer. See also Section 8.
     The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. See Section 13.
     If (i) the Company (x) increases or decreases the price to be paid for Depositary Shares, (y) decreases the number of Depositary Shares being sought, or (z) increases or decreases the Soliciting Dealers' fee, and (ii) the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 13, the Offer will be extended until the expiration of such ten-business-day period. For purposes of the Offer, "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.
     All Depositary Shares purchased pursuant to the Offer will be purchased at the Purchase Price, net to the seller in cash. All Depositary Shares not purchased pursuant to the Offer, including Depositary Shares tendered and withdrawn, will be returned to the tendering holders at the Company's expense promptly after expiration of the Offer.

SECTION 5. PROCEDURE FOR TENDERING DEPOSITARY SHARES
     TENDER OF DEPOSITARY SHARES. For Depositary Shares to be validly tendered pursuant to the Offer:
      (i) the depositary receipts for such Depositary Shares (or confirmation of receipt of such Depositary Shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received on or prior to the Expiration Date by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; or
     (ii) the tendering holder of Depositary Shares must comply with the guaranteed delivery procedure set forth below.
     SIGNATURE GUARANTEES AND METHOD OF DELIVERY. Signatures on all Letters of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (an "Eligible Institution"), except in cases in which Depositary Shares are tendered
(i) by a registered holder who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a depositary receipt representing the Depositary Shares is registered in the name of a person other than the signer of the Letter of Transmittal, or if depositary receipts representing unpurchased Depositary Shares are to be issued to a person other than the registered owner(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the depositary receipts, with the signature(s) on the depositary receipts or stock powers guaranteed as aforesaid.
     THE METHOD OF DELIVERY OF DEPOSITARY RECEIPTS AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF DEPOSITARY SHARES, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.
                                       8

     BOOK-ENTRY DELIVERY. The Depositary will establish accounts with respect to the Depositary Shares at each of The Depository Trust Company, the Midwest Securities Trust Company and the Philadelphia Depository Trust Company (collectively, the "Depository Institutions", and individually, a "Depository Institution") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in a Depository Institution's system may make book-entry delivery of the Depositary Shares by causing the Depository Institution to transfer such Depositary Shares into the Depositary's account in accordance with the Depository Institution's procedure for such transfer. However, although delivery of Depositary Shares may be effected through book-entry transfer into the Depositary's account at one of the Depository Institutions, the Letter of Transmittal, with any required signature guarantees and other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be followed. Delivery of the Letter of Transmittal and any other required documents to one of the Depository Institutions does not constitute delivery to the Depositary.
     GUARANTEED DELIVERY. If a holder desires to tender Depositary Shares pursuant to the Offer and the holder's depositary receipts are not immediately available (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary before the Expiration Date, the holder's Depositary Shares may nevertheless be tendered provided that all of the following conditions are satisfied:
      (i) the tender is made by or through an Eligible Institution;
      (ii) the Depositary receives (by hand, mail or facsimile transmission), on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase; and
     (iii) the depositary receipts for all tendered Depositary Shares in proper form for transfer (or confirmation of book-entry transfer of the Depositary Shares into the Depositary's account at one of the Depository Institutions), together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.
     DETERMINATIONS OF VALIDITY; REJECTION OF DEPOSITARY SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Depositary Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right, in its sole discretion, to reject any or all tenders it determines not to be in proper form or the acceptance for payment of which may, in the view of the Company or its counsel, be unlawful. The Company also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer and any irregularity in the tender of any particular Depositary Shares. No tender of Depositary Shares will be deemed to be properly made until all irregularities have been cured or waived. None of the Company, the Depositary, the Information Agent, the Dealer Manager or any other person is or will be obligated to give notice of any irregularity in tenders, and none of them will incur any liability for failure to give any such notice.

SECTION 6. WITHDRAWAL RIGHTS
     Except as otherwise provided in this Section 6, a tender of Depositary Shares pursuant to the Offer is irrevocable. Depositary Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by the Company, may also be withdrawn after 12:00 midnight, Eastern Time, on December 11, 1995.
     For a withdrawal to be effective, the Depositary must timely receive (at one of its addresses set forth on the back cover of this Offer to Purchase) a written or facsimile transmission notice of withdrawal. A notice of withdrawal must specify the name of the person who tendered the Depositary Shares to be withdrawn, the number of Depositary Shares to be withdrawn and the name of the registered owner, if different from that of the person who tendered such Depositary Shares. If the depositary receipts have been delivered or identified in a Notice of Guaranteed Delivery to the Depositary, then, prior to the release of such depositary receipts, the tendering holder must also submit the serial numbers shown on the particular depositary receipts evidencing the Depositary Shares, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Depositary Shares tendered by an Eligible Institution). If Depositary Shares have been delivered pursuant to the procedure for book-entry transfer set forth in Section 5, the notice of withdrawal must specify
                                       9
the name and the number of the account at the Depository Institution to be credited with the withdrawn Depositary Shares and otherwise comply with the procedures of the Depository Institution.
     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the right to reject any and all notices of withdrawal it determines not to be in proper form. The Company also reserves the absolute right to waive any irregularity in a notice of withdrawal. No notice of withdrawal will be deemed to be properly made unless any such irregularity has been cured or waived during the period in which withdrawals of tenders may be made. None of the Company, the Depositary, the Information Agent, the Dealer Manager or any other person is or will be obligated to give any notice of any irregularity in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. A withdrawal of a tender of Depositary Shares may not be rescinded, and Depositary Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Depositary Shares may again be tendered on or prior to the Expiration Date by following any of the procedures described in Section 5.

SECTION 7. ACCEPTANCE FOR PAYMENT OF DEPOSITARY SHARES AND PAYMENT OF PURCHASE
           PRICE
     Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, the Company will purchase and pay the Purchase Price for any and all Depositary Shares (subject to certain matters discussed in Section 4 and Section 13) as are properly tendered and not withdrawn as permitted in
Section 6. For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased) Depositary Shares that are tendered and not withdrawn when, as and if it gives oral or written notice to the Depositary of its acceptance of the Depositary Shares for payment pursuant to the Offer.
     Payment for Depositary Shares purchased pursuant to the Offer will be made by the Company by depositing the aggregate Purchase Price with the Depositary, which will act as agent for tendering holders of Depositary Shares for the purpose of receiving payment from the Company and transmitting payment to the tendering holders. Notwithstanding any other provision hereof, payment for Depositary Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of depositary receipts for such Depositary Shares (or a timely confirmation by a Depository Institution of book-entry transfer of such Depositary Shares to the Depositary), a properly completed and duly executed Letter of Transmittal with any required signature guarantees and any other required documents. Under no circumstances will interest be paid on the Purchase Price of the Depositary Shares to be paid by the Company, regardless of any delay in making the payment.
     The Company will pay any stock transfer taxes with respect to the transfer and sale of Depositary Shares to it pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or if depositary receipts for Depositary Shares not tendered or accepted for purchase are to be registered in the name of, any person other than the registered holder, or if tendered depositary receipts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder or such person) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted. See Instruction 6 of the Letter of Transmittal.
     To prevent backup Federal income tax withholding with respect to the purchase price of Depositary Shares purchased pursuant to the Offer, a holder of Depositary Shares (except as set forth herein) must provide the Depositary with the holder's correct taxpayer identification number and certify whether the holder is subject to backup withholding of Federal income tax by completing the substitute Form W-9 included in the Letter of Transmittal. Certain holders of Depositary Shares (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements (although foreign individuals are subject to other withholding requirements. See Section 2). In order for a foreign individual to qualify as an exempt recipient, the holder must submit a Form W-8, Certificate of Foreign Status, signed under penalties of perjury, attesting to that individual's exempt status. Unless an exemption applies under the applicable law and regulations concerning "backup withholding" of Federal income tax, the Depositary will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a holder of Depositary Shares or other payee pursuant to the Offer unless the holder or other payee certifies that such person is not otherwise subject to backup withholding, provides such person's tax identification number (social security number or employer identification number) and certifies that such number is correct. Each tendering holder of Depositary Shares should complete and sign the main signature form and, other than a noncorporate foreign holder, the Substitute Form W-9 included as part of the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a
                                       10
manner satisfactory to the Company and the Depositary. Noncorporate foreign holders of Depositary Shares should generally complete and sign a Form W-8, a copy of which may be obtained from the Depositary, in order to avoid backup withholding.
     ANY TENDERING HOLDER OF DEPOSITARY SHARES OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR, IN THE CASE OF A FOREIGN INDIVIDUAL, FORM W-8 OBTAINABLE FROM THE DEPOSITARY) MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX WITHHOLDING ON THE GROSS PROCEEDS PAID TO THE HOLDER OF DEPOSITARY SHARES OR OTHER PAYEE PURSUANT TO THE OFFER.

SECTION 8. CERTAIN CONDITIONS OF THE OFFER
     Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Company's right to extend or amend the Offer at any time in its sole discretion, the Company shall not be required to accept for payment or make payment for any Depositary Shares tendered, and may terminate or amend the Offer, if before acceptance for payment or payment for any such Depositary Shares any of the following shall have occurred (or shall have been determined by the Company to have occurred):
      (i) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, before any court or governmental, regulatory or administrative authority, agency or tribunal, domestic or foreign, that (x) challenges the making of the Offer, the acquisition of Depositary Shares pursuant to the Offer or otherwise relates in any manner to the Offer, or (y) in the sole judgment of the Company, could materially adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Offer's contemplated benefits to the Company;
      (ii) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any government or governmental, regulatory or administrative authority, agency or tribunal, domestic or foreign, that, in the Company's sole judgment, would or might directly or indirectly (w) make the acceptance for payment of, or payment for, Depositary Shares illegal or otherwise restrict or prohibit consummation of the Offer, (x) delay or restrict the ability of the Company, or render the Company unable, to accept for payment, or pay for, Depositary Shares, (y) materially impair the contemplated benefits of the Offer to the Company, or (z) materially adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;
      (iii) there shall have occurred after October 13, 1995, (s) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (t) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (u) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States, (v) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in the sole judgment of the Company, might affect, the extension of credit by banks or other lending institutions in the United States, (w) any significant decrease in the market price of the Depositary Shares, (x) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of the Company, have a material adverse effect on the Company's business, operations, prospects or the trading in the Depositary Shares, (y) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof, or (z) any decline in either the Dow Jones Industrial Average (4793.78 at the close of business on October 13, 1995) or the Standard and Poor's Index of 500 Industrial Companies (584.50 at the close of business on October 13, 1995) by an amount in excess of 15% measured from the close of business on October 13, 1995;
      (iv) after October 13, 1995, any tender or exchange offer with respect to the Depositary Shares (other than the Offer) or any other class of the Company's equity securities, or any merger, acquisition, business combination or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by any person or entity;
                                       11

      (v) the Company shall not have declared and set aside for payment the dividends on the Company's Junior Participating Preferred Stock, Series A, par value $1.00 per share, the Series B Convertible Preferred Stock, or the Series C Cumulative Preferred Stock for the quarterly period beginning in October 1995;
      (vi) after October 13, 1995, any change shall occur or be threatened in the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries taken as a whole, which, in the sole judgment of the Company, is or may be material to the Company; or
     (vii) (x) any person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired, or proposed to acquire, beneficial ownership of stock possessing more than 5% of the aggregate voting power of all classes of the Company's stock then outstanding (other than a person, entity or group which had publicly disclosed such ownership in a Schedule 13D or 13G (or an amendment thereto) on file with the Securities and Exchange Commission prior to October 16, 1995), (y) any new group shall have been formed that beneficially owns stock possessing more than 5% of the aggregate voting power of all classes of the Company's stock then outstanding, or (z) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, or made a public announcement, reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities; and, in the sole judgment of the Company, in any such case and regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition, such event makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment.
     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and any such condition may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion; provided, however, that the Exchange Act and the rules and regulations promulgated thereunder require that all conditions to the Offer, other than those relating to the receipt of certain necessary governmental approvals, must be satisfied or waived on or prior to the Expiration Date. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time by the Company in its sole discretion. Any determination by the Company concerning the events described above and any related judgment by the Company regarding the inadvisability of proceeding with the acceptance for payment or payment for any tendered Depositary Shares will be final and binding on all parties.

SECTION 9. PRICE RANGE OF THE DEPOSITARY SHARES; DIVIDENDS
     The Depositary Shares are listed and traded on the NYSE. The following table sets forth, for each period shown, the high and low sales prices of the Depositary Shares as reported on the NYSE Composite Tape and the dividends paid per Depositary Share. The Depositary Shares were first traded on February 2, 1994.

                                                                                        DEPOSITARY SHARE
                                                                                          PRICE RANGE        DIVIDENDS PAID PER
                                                                                        HIGH        LOW      DEPOSITARY SHARE*
1994
1st Quarter.........................................................................   $25.375    $23.375          $0.391
(commencing February 2)
2nd Quarter.........................................................................   $23.50     $22.00           $0.525
3rd Quarter.........................................................................   $23.75     $22.00           $0.525
4th Quarter.........................................................................   $23.50     $20.50           $0.525

1995
1st Quarter.........................................................................   $25.00     $21.375          $0.525
2nd Quarter.........................................................................   $26.50     $23.75           $0.525
3rd Quarter.........................................................................   $26.625    $25.00           $0.525**
4th Quarter.........................................................................   $26.50     $26.00           $0.00
(through October 13)

 * Quarterly accrued dividends are paid on the fifteenth day of January, April, July and October, or if any such date is not a business day, on the next succeeding business day.
** The Company expects to pay the regular quarterly cash dividend of $0.525 per
   Depositary Share for the third quarter of 1995 on the payment date of October 16, 1995.
                                       12

     On October 13, 1995, the last trading day before the Company announced the Offer, the closing sales price of the Depositary Shares as reported on the NYSE Composite Tape was $26.50 per Depositary Share. Holders are urged to obtain a current market quotation for the Depositary Shares. As of October 13, 1995, the Company had issued and outstanding 3,400,000 Depositary Shares. As of the most recent dividend record date, September 11, 1995, there were 73 record holders of Depositary Shares.
     Holders of record of the shares of Series C Cumulative Preferred Stock (and thereby holders of Depositary Shares) shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cash dividends at the rate of 8.40% of the stated liquidation preference per annum (equivalent to $2.10 per annum or $0.525 per quarter for each Depositary Share), payable quarterly in arrears on the fifteenth day of January, April, July and October or, if any such date is not a business day, on the next succeeding business day. Dividends are payable to holders of record of shares of Series C Cumulative Preferred Stock as they appear on the stock register of the Company (and to holders of record of Depositary Shares as they appear on the register of the Depositary) on such record dates, not less than 15 nor more than 60 days preceding the payment date thereof, as shall be fixed by the Board of Directors.
     The Company's ability to continue to pay dividends on any of its Series C Cumulative Preferred Stock depends on its maintaining adequate net worth and compliance with the required ratio of total debt to total capital as defined in and required by the Company's current credit agreement (the "Credit Agreement"). The Credit Agreement requires the Company to maintain a minimum net worth (generally defined therein as common shareholders' equity plus any outstanding preferred stock) of $800 million plus 50% of net income for the fiscal quarters from and including the third fiscal quarter in 1995 if net income is positive. In addition, the Credit Agreement imposes a maximum 60% ratio of total debt to total capital (defined therein as total debt plus net worth). At September 30, 1995, the net worth of the Company and the ratio of total debt to total capital were $1.2 billion and 41%, respectively. The Company's ability to continue to pay dividends on or to purchase, redeem or otherwise acquire any of its Series C Cumulative Preferred Stock also depends on its having declared or paid full or pro rata dividends on its other classes of preferred stock, having paid or set aside all required amounts for purchase, retirement and sinking funds for its other classes of preferred stock, and not being in default on any of its obligations to redeem any shares of any of its classes of preferred stock.
     Dividends on shares of Series C Cumulative Preferred Stock accrue whether or not funds are legally available for the payment of the dividends and whether or not dividends are declared. Accrued but unpaid dividends on shares of Series C Cumulative Preferred Stock cumulate as of the dividend payment date on which they first become payable, but no interest accrues on accumulated but unpaid dividends on shares of Series C Cumulative Preferred Stock.
     The record date for the 1995 third quarter regular quarterly cash dividend of $0.525 for the Series C Cumulative Preferred Stock is September 11, 1995, and the related payment date is October 16, 1995. Accordingly, holders of record as of September 11, 1995, of Depositary Shares tendered and purchased by the Company will receive and be entitled to such regular quarterly dividend to be paid by the Company for the third quarter of 1995, but will not receive any accrued dividends for the fourth quarter of 1995.
SECTION 10. CERTAIN INFORMATION CONCERNING THE COMPANY
     Bowater Incorporated is the largest producer of newsprint in the United States, and also makes coated and uncoated groundwood papers, bleached kraft pulp, continuous computer forms and lumber products. It has five paper mills, eight converting plants and 3.7 million acres of timberlands in the United States and Canada. Bowater Incorporated common stock is listed on the New York Stock Exchange, United States regional exchanges, the London Stock Exchange and the Swiss Stock Exchanges. The Company's principal executive offices are located at 55 East Camperdown Way, Greenville, South Carolina 29602.
  SUMMARY HISTORICAL FINANCIAL INFORMATION
     Set forth below is certain summary consolidated historical financial information for the Company and its subsidiaries. The historical financial information at and for the years ended December 31, 1994, and December 31, 1993, has been summarized from the Company's audited consolidated financial statements incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 (the "1994 10-K"). The historical financial information at and for the six months ended June 30, 1995, and July 2, 1994, has been summarized from the Company's unaudited consolidated financial statements as set forth in the Company's Quarterly Report on Form 10-Q for the six months ended June 30, 1995 (the "1995 Second Quarter 10-Q"). The following summary historical financial information should be read in conjunction
                                       13
with, and is qualified in its entirety by reference to, such audited and unaudited consolidated financial statements and their related notes. See "Additional Information" below.
                     BOWATER INCORPORATED AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                              SIX MONTHS ENDED            YEARS ENDED
                                                                            JUNE 30,    JULY 2,           DECEMBER 31,
                                                                              1995        1994         1994          1993
                                                                                (UNAUDITED)
Net Sales................................................................   $936,314    $628,958    $1,358,996    $1,353,684
Costs and expenses.......................................................    721,381     649,374     1,316,896     1,417,016
Operating income (loss)..................................................    214,933     (20,416)       42,100       (63,332)
Other expense (income), principally interest.............................     35,172      43,142        48,935        45,704
Income taxes.............................................................     66,512     (23,515)       (4,783)      (34,886)
Minority interests.......................................................      8,365      (3,722)        2,772        (9,651)
Income (loss) before extraordinary charge................................    104,884     (36,321)       (4,824)      (64,499)
Extraordinary charge, net of taxes of $3,808 (1).........................     (6,084)         --            --            --
Net income (loss)........................................................     98,800     (36,321)       (4,824)      (64,499)
Dividends and accretion on preferred stock...............................      5,703       7,512        16,925         2,393
Net income (loss) available to common shareholders.......................   $ 93,097    $(43,833)   $  (21,749)   $  (66,892)
Income (loss) per common and common equivalent share:
  Income (loss) before extraordinary charge..............................   $   2.37    $  (1.20)   $    (0.59)   $    (1.84)
  Extraordinary charge (1)...............................................      (0.15)         --            --            --
     Net income (loss)...................................................   $   2.22    $  (1.20)   $    (0.59)   $    (1.84)
Average common and common equivalent shares outstanding (000)............     41,903      36,480        36,566        36,368
Income (loss) per common share -- assuming full dilution:
  Income (loss) before extraordinary charge..............................   $   2.30    $  (1.20)   $    (0.59)   $    (1.84)
  Extraordinary charge (1)...............................................      (0.14)         --            --            --
     Net income (loss)...................................................   $   2.16    $  (1.20)   $    (0.59)   $    (1.84)
Average common and common equivalent shares outstanding (000)............     43,175      36,480        36,566        36,368

(1) On March 7, 1995, the Company completed an offer repurchasing approximately $182 million of the Company's $200 million principal amount of 8.5% notes previously outstanding. As a result, the Company recorded an extraordinary charge of $6,084,000, net of taxes of $3,808,000, for the premium and expenses relating to the repurchase. On a fully diluted basis, the earnings per share effect was $0.14.
                                       14

                     BOWATER INCORPORATED AND SUBSIDIARIES
      RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT RATIOS)

                                                                                  SIX MONTHS ENDED           YEARS ENDED
                                                                                JUNE 30,    JULY 2,         DECEMBER 31,
                                                                                  1995        1994        1994        1993
Earnings:
  Pre-tax income (loss)......................................................   $179,761    $(63,558)   $ (6,835)   $(109,036)
  Add:
     Fixed charges (see below)...............................................     62,438      64,763     132,169      109,999
     Amortization of capitalized interest....................................      1,774       2,186       4,371        4,460
  Less:
     Capitalized interest....................................................        567         131         315        2,184
     Preferred stock dividends (pretax)......................................     16,732      13,254      29,457        6,137
  Total......................................................................   $226,674    $ (9,994)   $ 99,933    $  (2,898)
Fixed Charges:
  Interest expense -- net....................................................   $ 43,614    $ 49,603    $ 98,848    $  98,333
  Capitalized interest.......................................................        567         131         315        2,184
  Portion of rental expense representative of interest.......................      1,525       1,775       3,549        3,345
  Preferred stock dividends (pretax).........................................     16,732      13,254      29,457        6,137
  Total......................................................................   $ 62,438    $ 64,763    $132,169    $ 109,999
  Ratio......................................................................       3.63       -0.15        0.76        -0.03
  Dollar amount of coverage deficiency.......................................        N/A    $ 74,757    $ 32,236    $ 112,897

                     BOWATER INCORPORATED AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                      AT JUNE 30,        AT DECEMBER 31,
                                                                                         1995           1994          1993
                                                                                      (UNAUDITED)
Cash...............................................................................   $   15,604     $   10,783    $   16,258
Marketable securities..............................................................      155,285        143,985        65,408
Accounts receivable................................................................      214,563        197,473       170,737
Inventories........................................................................      160,240        151,097       149,431
Other current assets...............................................................       15,523         10,487        17,643
       Total current assets........................................................      561,215        513,825       419,477
Fixed assets, net..................................................................    1,742,361      1,785,046     1,750,719
Other assets.......................................................................      500,757        497,770       498,774
       Total tangible assets.......................................................    2,804,333      2,796,641     2,668,970
Intangible assets..................................................................       53,477         54,721        57,208
       Total assets................................................................   $2,857,810     $2,851,362    $2,726,178
Current installments of long-term debt.............................................   $    1,604     $    1,604    $    1,796
Accounts payable and accrued liabilities...........................................      260,002        209,008       237,507
       Total current liabilities...................................................      261,606        210,612       239,303
Long-term debt, net of current installments........................................      934,104      1,116,887     1,118,403
Other long-term liabilities........................................................      593,034        561,946       561,616
Redeemable LIBOR preferred stock...................................................       74,556         74,492        74,368
Shareholders' equity:
Series B convertible preferred stock...............................................      111,333        111,333            --
Series C cumulative preferred stock................................................       81,892         81,892            --
Common stock.......................................................................       38,262         37,121        36,913
Additional paid-in capital.........................................................      363,176        336,990       332,661
Other shareholders' equity.........................................................      399,847        320,089       362,914
       Total shareholders' equity..................................................      994,510        887,425       732,488
       Total liabilities and shareholders' equity..................................   $2,857,810     $2,851,362    $2,726,178
Working capital....................................................................   $  299,609     $  303,213    $  180,174
Total debt.........................................................................   $  935,708     $1,118,491    $1,120,199
Book value per share:
Common shareholders' equity........................................................   $  801,285     $  694,200    $  732,488
Common shares outstanding (000)....................................................       37,849         36,698        36,439
Book value per share...............................................................   $    21.17     $    18.92    $    20.10

  PRO FORMA FINANCIAL INFORMATION
     Set forth below is pro forma data, reflecting consummation of the Offer, for the summary financial information set forth above for the most recent fiscal year and interim period for which information is available.

                     BOWATER INCORPORATED AND SUBSIDIARIES
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
           (UNAUDITED, DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                             HISTORICAL                         PRO FORMA
                                             SIX MONTHS                        SIX MONTHS
                                                ENDED                             ENDED
                                            JUNE 30, 1995   ADJUSTMENTS (1)   JUNE 30, 1995
Net Sales.................................    $ 936,314                         $ 936,314
Costs and expenses........................      721,381                           721,381
Operating income (loss)...................      214,933                           214,933
Other expense (income), principally
  interest................................       35,172                            35,172
Income taxes..............................       66,512                            66,512
Minority interests........................        8,365                             8,365
Income (loss) before extraordinary
  charge..................................      104,884                           104,884
Extraordinary charge, net of taxes of
  $3,808 (3)..............................       (6,084)                           (6,084)
Net income (loss).........................       98,800                            98,800
Dividends and accretion on preferred
  stock...................................        5,703          (3,570)(4)         2,133
Premium and expenses paid to retire Series
  C Cumulative Preferred Stock............            0          14,773(5)         14,773
Net income (loss) available to common
  shareholders............................    $  93,097          11,203         $  81,894
Income (loss) per common and common
  equivalent share:
  Income (loss) before extraordinary
    charge................................    $    2.37            0.27         $    2.10
  Extraordinary charge (3)................        (0.15)             --             (0.15)
      Net income (loss)...................    $    2.22            0.27         $    1.95
Average common and common equivalent
  shares outstanding (000)................       41,903              --            41,903
Income (loss) per common share -- assuming
  full dilution:
  Income (loss) before extraordinary
    charge................................    $    2.30            0.26         $    2.04
  Extraordinary charge (3)................        (0.14)             --             (0.14)
    Net income (loss).....................    $    2.16            0.26         $    1.90
Average common and common equivalent
  shares outstanding (000)................       43,175              --            43,175

                                             HISTORICAL                    PRO FORMA
                                             YEAR ENDED                    YEAR ENDED
                                            DECEMBER 31,                   DECEMBER 31,
                                                1994      ADJUSTMENTS (2)     1994
Net Sales.................................   $1,358,996                    $1,358,996
Costs and expenses........................    1,316,896                     1,316,896
Operating income (loss)...................       42,100                        42,100
Other expense (income), principally
  interest................................       48,935                        48,935
Income taxes..............................       (4,783)                       (4,783)
Minority interests........................        2,772                         2,772
Income (loss) before extraordinary
  charge..................................       (4,824)                       (4,824)
Extraordinary charge, net of taxes of
  $3,808 (3)..............................           --                            --
Net income (loss).........................       (4,824)                       (4,824)
Dividends and accretion on preferred
  stock...................................       16,925    (6,684)(4)          10,241
Premium and expenses paid to retire Series
  C Cumulative Preferred Stock............            0    14,773(5)           14,773
Net income (loss) available to common
  shareholders............................   $   (21,749)   8,089          $  (29,838)
Income (loss) per common and common
  equivalent share:
  Income (loss) before extraordinary
    charge................................   $    (0.59)     0.22          $    (0.81)
  Extraordinary charge (3)................           --        --                  --
      Net income (loss)...................   $    (0.59)     0.22          $    (0.81)
Average common and common equivalent
  shares outstanding (000)................       36,566        --              36,566
Income (loss) per common share -- assuming
  full dilution:
  Income (loss) before extraordinary
    charge................................   $    (0.59)                   $    (0.81)
  Extraordinary charge (3)................           --      0.22                  --
    Net income (loss).....................   $    (0.59)       --          $    (0.81)
Average common and common equivalent
  shares outstanding (000)................       36,566        --              36,566

(1) The pro forma adjustments assume that the Offer was consummated on January 1, 1995.
(2) The pro forma adjustments assume that the Offer was consummated on February 1, 1994 (the date of original issuance of the Depositary Shares) after incurrence of the costs of the original issuance.
(3) On March 7, 1995, the Company completed an offer repurchasing approximately $182 million of the Company's $200 million principal amount of 8.5% notes previously outstanding. As a result, the Company recorded an extraordinary charge of $6,084,000, net of taxes of $3,808,000, for the premium and expenses relating to the repurchase. On a fully diluted basis, the earnings per share effect was $0.14.
(4) Elimination of Series C Cumulative Preferred Stock dividends.
(5) Estimated retained earnings charge for premium paid to preferred shareholders ($9,775,000), write-off of issuance costs ($3,108,234), and recognition of estimated expenses of ($1,890,000), assuming 3,400,000 Depositary Shares are tendered at $27.875 per share.
                                       17

                              BOWATER INCORPORATED
  PRO FORMA RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                (UNAUDITED, DOLLARS IN THOUSANDS EXCEPT RATIOS)

                                     HISTORICAL                           PRO FORMA
                                     SIX MONTHS                          SIX MONTHS
                                        ENDED                               ENDED
                                    JUNE 30, 1995    ADJUSTMENTS (1)    JUNE 30, 1995
Earnings:
  Pre-tax income (loss)..........     $ 179,761                           $ 179,761
  Add:
    Fixed charges (see below)....        62,438           (5,805)(3)         56,633
    Amortization of capitalized
      interest...................         1,774                               1,774
  Less:
    Capitalized interest.........           567                                 567
    Preferred stock dividends
      (pre-tax)..................        16,732           (5,805)            10,927
  Total..........................     $ 226,674                0          $ 226,674
Fixed Charges:
  Interest expense -- net........     $  43,614                           $  43,614
  Capitalized interest...........           567                                 567
  Portion of rental expense
    representative of interest...         1,525                               1,525
  Preferred stock dividends
    (pretax).....................        16,732           (5,805)            10,927
  Total..........................     $  62,438           (5,805)         $  56,633
  Ratio..........................          3.63             0.37               4.00
  Dollar amount of coverage
    deficiency...................           N/A              N/A                N/A

                                    HISTORICAL                   PRO FORMA
                                    YEAR ENDED                   YEAR ENDED
                                   DECEMBER 31,                  DECEMBER 31,
                                       1994      ADJUSTMENTS (2)    1994
Earnings:
  Pre-tax income (loss)..........   $   (6,835)                   $   (6,835)
  Add:
    Fixed charges (see below)....      132,169      (10,868)(3)       121,301
    Amortization of capitalized
      interest...................        4,371                          4,371
  Less:
    Capitalized interest.........          315                            315
    Preferred stock dividends
      (pre-tax)..................       29,457      (10,868)           18,589
  Total..........................   $   99,933            0        $   99,933
Fixed Charges:
  Interest expense -- net........   $   98,848                     $   98,848
  Capitalized interest...........          315                            315
  Portion of rental expense
    representative of interest...        3,549                          3,549
  Preferred stock dividends
    (pretax).....................       28,457      (10,868)           18,589
  Total..........................   $  132,169      (10,868)       $  121,301
  Ratio..........................         0.76         0.06              0.82
  Dollar amount of coverage
    deficiency...................   $   32,236      (10,868)       $   21,368

(1) The pro forma adjustments assume that the Offer was consummated on January 1, 1995.
(2) The pro forma adjustments assume that the Offer was consummated on February 1, 1994 (the date of original issuance of the Depositary Shares) after incurrence of the costs of the original issuance.
(3) Elimination of Series C Cumulative Preferred Stock dividends on a pre-tax basis.
                                       18

                     BOWATER INCORPORATED AND SUBSIDIARIES
        PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
           (UNAUDITED, DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                             HISTORICAL                         PRO FORMA      HISTORICAL
                                                 AT                                AT              AT
                                              JUNE 30,                          JUNE 30,      DECEMBER 31,
                                               1995         ADJUSTMENTS (1)       1995           1994          ADJUSTMENTS (2)
Cash......................................   $    15,604                       $    15,604     $   10,783
Marketable securities.....................       155,285         (96,665)(3)        58,620        143,985         (96,665)(3)
Accounts receivable.......................       214,563                           214,563        197,473
Inventories...............................       160,240                           160,240        151,097
Other current assets......................        15,523                            15,523         10,487
      Total current assets................       561,215         (96,665)          464,550        513,825         (96,665)
Fixed assets, net.........................     1,742,361                         1,742,361      1,785,046
Other assets..............................       500,757                           500,757        497,770
      Total tangible assets...............     2,804,333         (96,665)        2,707,668      2,796,641         (96,665)
Intangible assets.........................        53,477                            53,477         54,721
      Total assets........................   $ 2,857,810       $ (96,665)      $ 2,761,145     $2,851,362       $ (96,665)
Current instalments of long-term debt.....   $     1,604                       $     1,604     $    1,604
Accounts payable and accrued
  liabilities.............................       260,002                           260,002        209,008
      Total current liabilities...........       261,606                           261,606        210,612
Long-term debt, net of current
  instalments.............................       934,104                           934,104      1,116,887
Other long-term liabilities...............       593,034                           593,034        561,946
Redeemable LIBOR preferred stock..........        74,556                            74,556         74,492
Shareholders' equity:
Series B convertible preferred stock......       111,333                           111,333        111,333
Series C cumulative preferred stock.......        81,892         (81,892)(4)             0         81,892         (81,892)(4)
Common stock..............................        38,262                            38,262         37,121
Additional paid-in capital................       363,176                           363,176        336,990
Other shareholders' equity................       399,847         (14,773)(5)       385,074        320,089         (14,773)(5)
      Total shareholders' equity..........       994,510         (96,665)          897,845        887,425         (96,665)
      Total liabilities and shareholders'
         equity...........................   $ 2,857,810         (96,665)      $ 2,761,145     $2,851,362         (96,665)
Working capital...........................   $   299,609         (96,665)      $   202,944     $  303,213         (96,665)
Total debt................................   $   935,708              --       $   935,708     $1,118,491              --
Book value per share:
Common shareholders' equity...............   $   801,285       $ (14,773)      $   786,512     $  694,200       $ (14,773)
Common shares outstanding (000)...........        37,849                            37,849         36,698
Book value per share......................   $     21.17       $   (0.39)      $     20.78     $    18.92       $   (0.40)

                                             PRO FORMA
                                                 AT
                                            DECEMBER 31,
                                                1994
Cash......................................   $   10,783
Marketable securities.....................       47,320
Accounts receivable.......................      197,473
Inventories...............................      151,097
Other current assets......................       10,487
      Total current assets................      417,160
Fixed assets, net.........................    1,785,046
Other assets..............................      497,770
      Total tangible assets...............    2,699,976
Intangible assets.........................       54,721
      Total assets........................   $2,754,697
Current instalments of long-term debt.....   $    1,604
Accounts payable and accrued
  liabilities.............................      209,008
      Total current liabilities...........      210,612
Long-term debt, net of current
  instalments.............................    1,116,887
Other long-term liabilities...............      561,946
Redeemable LIBOR preferred stock..........       74,492
Shareholders' equity:
Series B convertible preferred stock......      111,333
Series C cumulative preferred stock.......            0
Common stock..............................       37,121
Additional paid-in capital................      336,990
Other shareholders' equity................      305,316
      Total shareholders' equity..........      790,760
      Total liabilities and shareholders'
         equity...........................   $2,754,697
Working capital...........................   $  206,548
Total debt................................   $1,118,491
Book value per share:
Common shareholders' equity...............   $  679,427
Common shares outstanding (000)...........       36,698
Book value per share......................   $    18.52

(1) The pro forma adjustments assume that the Offer was consummated on June 30, 1995.
(2) The pro forma adjustments assume that the Offer was consummated on December 31, 1994.
(3) Estimated cost of retiring 3,400,000 Depositary Shares at $27.875 per share, including estimated expenses of $1,890,000.
(4) Elimination of carrying value of 3,400,000 Depositary Shares.
(5) Estimated retained earnings charge for premium paid to preferred shareholders ($9,775,000), write-off of issuance costs ($3,108,234), and recognition of estimated expenses of ($1,890,000), assuming 3,400,000 Depositary Shares are tendered at $27.875 per share.
                                       19

     ADDITIONAL INFORMATION. The Company is subject to the informational requirements of the Exchange Act and therefore files periodic reports, proxy statements and other information with the Commission. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. The Company has also filed a Transaction Statement on Schedule 13E-3 and an Issuer Tender Offer Statement on Schedule 13E-4 with the Commission which includes certain additional information relating to the Offer.
     Such material (including the 1994 10-K and the 1995 Second Quarter 10-Q) can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C., and (except for the Schedule 13E-3 and Schedule 13E-4) at its regional offices at Seven World Trade Center, Suite 1300, New York, New York, and 500 West Madison Street, Suite 1400, Chicago, Illinois. Reports, proxy materials and other information about the Company are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Copies may also be obtained by mail from the Commission's Public Reference Branch, 450 Fifth Street, N.W., Washington, D.C. 20549.

SECTION 11. SOURCE AND AMOUNT OF FUNDS
     Assuming that the Company purchases all outstanding Depositary Shares pursuant to the Offer, the total amount required by the Company to purchase such Depositary Shares and pay related fees and expenses will be approximately $96,665,000. See Section 14. The Company anticipates that it will fund the purchase of Depositary Shares pursuant to the Offer and the payment of related fees and expenses from available cash, cash equivalents and marketable securities of the Company.

SECTION 12. TRANSACTIONS AND ARRANGEMENTS CONCERNING THE DEPOSITARY SHARES
     The Depositary Shares were issued by the Company in an underwritten public offering for cash which was registered under the Securities Act of 1933, as amended. The offering, which commenced on February 1, 1994, was for 3,400,000 Depositary Shares (including 400,000 Depositary Shares purchased upon exercise of the over-allotment option) at a price to the public of $25.00 per Depositary Share, and the Company received aggregate proceeds of $82,322,500 after deducting the aggregate underwriting discount of $2,677,500 (before deducting expenses payable by the Company).
     Based upon the Company's records and upon information provided to the Company by its directors and executive officers, during the 60 days prior to the date of this Offer to Purchase none of the Company and, to the best of the Company's knowledge, any of the directors or executive officers of the Company listed on Schedule I to this Offer to Purchase, any person controlling the Company, any associate of a director or executive officer of the Company, and any associate of a person controlling the Company has effected any transactions in the Depositary Shares. As of October 13, 1995, none of the Company, any of its majority owned subsidiaries, any of its affiliates, any associate of the Company or its affiliates, and any pension, profit sharing or similar plan of the Company or its affiliates, and, to the best of the Company's knowledge, none of any of the directors or executive officers of the Company listed on Schedule I to this Offer to Purchase, any person controlling the Company, any associate of a director or executive officer of the Company, and any associate of a person controlling the Company owns any Depositary Shares.
     Except as set forth in this Offer to Purchase, neither the Company nor, to the best of the Company's knowledge, any of its directors or executive officers listed on Schedule I to this Offer to Purchase nor any person controlling the Company is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to, or in connection with, the Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations). Except as set forth in this Offer to Purchase, since the commencement of the Company's second full fiscal year preceding the date of this Offer to Purchase, no contacts, negotiations, or transactions concerning a merger, consolidation, or acquisition, a tender offer for or other acquisition of any securities of the Company, an election of directors, or a sale or transfer of a material amount of assets, has been entered into or occurred between any affiliates of the Company or between the Company or any of its affiliates and any unaffiliated person.

SECTION 13. EXTENSION OF THE TENDER PERIOD; TERMINATION; AMENDMENTS
     The Company expressly reserves the right, in its sole discretion, at any time or from time to time and regardless of whether or not any of the events set forth in Section 8 shall have occurred or shall be deemed by the Company to have
                                       20
occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, or payment for, any Depositary Shares by giving oral or written notice of the extension to the Depositary and making a public announcement thereof. During any such extension, all Depositary Shares previously tendered and not purchased or withdrawn will remain subject to the Offer, except to the extent that such Depositary Shares may be withdrawn as set forth in Section 6. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer, not accept for payment and not make payment for any Depositary Shares not theretofore accepted for payment or paid for upon the occurrence of any of the conditions specified in Section 8 by giving oral or written notice of such termination to the Depositary and making a public announcement thereof. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether or not any of the events set forth in Section 8 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to owners of Depositary Shares or by decreasing the number of Depositary Shares being sought in the Offer). Amendments to the Offer may be made at any time or from time to time and shall be effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to holders of Depositary Shares in a manner reasonably designed to inform holders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.
     If the Company materially changes the terms of the Offer or the information concerning the Offer or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price, a change in amount of securities sought, or a change in the Soliciting Dealers' fee) will depend on the facts and circumstances, including the relative materiality of such terms or information. The Commission has stated that, as a general rule, it is of the view that an offer should remain open for a minimum of five business days from the date that notice of such a material change is first published, sent or given. If (a) the Company (i) increases or decreases the price to be paid for Depositary Shares, (ii) decreases the number of Depositary Shares being sought, or (iii) increases or decreases the Soliciting Dealers' fee, and (b) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

SECTION 14. FEES AND EXPENSES
     The Company has retained The Bank of New York as Depositary, Morrow & Co., Inc. as Information Agent and Merrill Lynch & Co. as Dealer Manager in connection with the Offer. The Information Agent and Dealer Manager will assist holders who request assistance in connection with the Offer and may request brokers, dealers and other nominee holders to forward materials relating to the Offer to beneficial owners. The Company has agreed to pay the Dealer Manager, upon acceptance for payment of Depositary Shares pursuant to the Offer, a fee of $0.125 per Depositary Share purchased in the Offer. The Dealer Manager will also be reimbursed by the Company for its reasonable out-of-pocket expenses, including attorneys' fees. Merrill Lynch, in the ordinary course of its business, from time to time acquires Depositary Shares for its trading account. As a result, on October 13, 1995, Merrill Lynch owned approximately 520,000 Depositary Shares, which it intends to tender pursuant to the Offer. The Dealer Manager has rendered, is currently rendering and is expected to continue to render various investment banking and other advisory services to the Company. It has received, and will continue to receive, customary compensation from the Company for these services. The Depositary and Information Agent will receive reasonable and customary compensation for their services in connection with the Offer and will also be reimbursed for reasonable out-of-pocket expenses, including attorneys' fees. The Company has agreed to indemnify the Depositary, Information Agent and Dealer Manager against certain liabilities in connection with the Offer, including certain liabilities under the Federal securities laws. Neither the Depositary nor the Information Agent has been retained to make solicitations, and none of the Depositary, Information Agent or Dealer Manager has been retained to make recommendations, in their respective roles as Depositary, Information Agent and Dealer Manager.
     The Company will pay to a Soliciting Dealer (as defined herein) a solicitation fee of $0.375 per Depositary Share, or for any transaction equal to or exceeding 20,000 Depositary Shares, $0.25 per Depositary Share, for any Depositary Shares tendered, accepted for payment and paid for pursuant to the Offer. For purposes of this Section 14, "Soliciting Dealer" includes (i) any broker or dealer in securities, including the Dealer Manager in its capacity as a broker or dealer, who is a
                                       21
member of any national securities exchange or of the NASD, (ii) any foreign broker or dealer not eligible for membership in the NASD who agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member, or (iii) any bank or trust company, any one of whom has solicited and obtained a tender of Depositary Shares pursuant to the Offer. No such fee shall be payable to a Soliciting Dealer in respect of Depositary Shares registered in the name of the Soliciting Dealer unless (i) the Depositary Shares are held by the Soliciting Dealer as nominee and the Depositary Shares are being tendered for the benefit of one or more beneficial owners identified on the Letter of Transmittal or on the Notice of Solicited Tenders (included in the materials provided to brokers and dealers), or (ii) the Depositary Shares are being tendered for the benefit of the Soliciting Dealer and the Soliciting Dealer certifies on the Letter of Transmittal or on the Notice of Solicited Tenders that such Depositary Shares were acquired by the Soliciting Dealer (x) after the announcement of the Offer,
(y) at a price not in excess of the Purchase Price, and (z) from a holder solicited by the Soliciting Dealer. For purposes of clause (z), "solicited" shall mean direct contact (other than the mailing of the tender offer materials) with the holder relating to the tender of Depositary Shares beneficially owned by the holder that resulted in the purchase by the Soliciting Dealer of such Depositary Shares. No fee shall be payable to a Soliciting Dealer with respect to the tender of Depositary Shares by a holder unless the Letter of Transmittal accompanying the tender designates such Soliciting Dealer as such in the box captioned "Solicited Tenders" or the Notice of Solicited Tenders accompanying the tender designates such Soliciting Dealer. No fee shall be payable to the Soliciting Dealer with respect to the tender of Depositary Shares by the holder of record, for the benefit of the beneficial owner, unless the beneficial owner has designated the Soliciting Dealer. No fee shall be payable to a Soliciting Dealer unless the Soliciting Dealer returns a Notice of Solicited Tenders to the Depositary within 3 business days after the Expiration Date. No fee shall be payable to a Soliciting Dealer if the Soliciting Dealer is required for any reason to transfer the amount of the fee to a depositing holder (other than itself).
     No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of the Company, the Depositary, the Information Agent or the Dealer Manager for purposes of the Offer.
     The Company will pay (or cause to be paid) any stock transfer taxes on its purchase of Depositary Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal.
     Assuming all outstanding Depositary Shares are tendered pursuant to the Offer, it is estimated that the expenses incurred by the Company in connection with the Offer will be approximately as set forth below. The Company will be responsible for paying all such expenses.

Dealer Manager fees.........................................................   $  425,000
Solicitation fees and expenses..............................................   $1,275,000
Printing and mailing costs..................................................   $   16,000
Filing fees.................................................................   $   19,000
Legal, accounting and miscellaneous.........................................   $  155,000
Total.......................................................................   $1,890,000

SECTION 15. MISCELLANEOUS
     The Offer is not being made to, nor will the Company accept tenders from, owners of Depositary Shares in any jurisdiction in which the Offer or its acceptance would not be in compliance with the laws of such jurisdiction. The Company is not aware of any jurisdiction where the making of the Offer or the tender of Depositary Shares would not be in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer or the tender of Depositary Shares is not in compliance with any applicable law, the Company will make a good faith effort to comply with the law. If, after a good faith effort, the Company cannot comply with the law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Depositary Shares residing in that jurisdiction. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on the Company's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.
                                                            BOWATER INCORPORATED

                                   SCHEDULE I
                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY
     The following table sets forth the name, business address and current principal occupation or employment of the directors and executive officers of the Company. Unless otherwise indicated, all occupations, offices or positions of employment listed opposite any individual's name were held by such individual during the course of the last five years. Unless otherwise indicated, each individual listed below is a citizen of the United States and maintains his or her principal business address at the address of the Company, 55 East Camperdown Way, Greenville, South Carolina 29602.

NAME AND PRINCIPAL                                 CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
ADDRESS                                                     FIVE-YEAR EMPLOYMENT HISTORY
DIRECTORS
FRANCIS J. AGUILAR         PROFESSOR, HARVARD UNIVERSITY GRADUATE SCHOOL OF BUSINESS -- Professor Aguilar has been a
Graduate School of         faculty member at the Harvard University School of Business since 1967. Dr. Aguilar also has
Business                   served as Executive Director of the Management Education Alliance, a non-profit educational
Harvard University --      corporation located in Boston, Massachusetts, since May 1994. Dr. Aguilar is a director of
Cumnock #300               Dynamics Research Corporation and Burr-Brown Corporation, and also acts as an independent
Boston, MA 02163           business consultant.
HUGH D. AYCOCK             RETIRED PRESIDENT AND CHIEF OPERATING OFFICER OF NUCOR CORPORATION -- Mr. Aycock was President
2675 Trotter Road          and Chief Operating Officer of Nucor Corporation, a steel and steel products company located in
Florence, SC 29501         Charlotte, North Carolina, from 1984 to 1991. He previously held various management positions, including that of General Manager, at Nucor Corporation operating units. Mr. Aycock serves as a director of Nucor Corporation. Since retiring from Nucor Corporation, Mr. Aycock has been engaged in managing family investments in various entrepreneurial activities.
RICHARD BARTH              CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF CIBA-GEIGY CORPORATION -- Mr. Barth became
662 Guard Hill Road        Chairman of Ciba-Geigy Corporation, a diversified chemical products company located in
Bedford, NY 10506          Tarrytown, New York, in July 1990. He has been President and Chief Executive Officer of
                           Ciba-Geigy Corporation since 1986, Chief Financial Officer from 1979 to 1986 and Secretary and
                           General Counsel from 1974 to 1986 and from 1970 to 1986, respectively. He is also a director of
                           The Bank of New York.
KENNETH M. CURTIS          MEMBER, CURTIS THAXTER STEVENS BRODER & MICOLEAU, LIMITED LIABILITY COMPANY, P.A. -- Mr. Curtis
Curtis Thaxter Stevens     was a partner in the Portland, Maine, law firm of Curtis Thaxter Stevens Broder & Micoleau from
Broder & Micoleau,         1975 to January 1, 1995, when the firm became a limited liability company, of which he
Limited Liability          currently is a member. Mr. Curtis also served as President of Maine Maritime Academy from
Company, P.A.              October 1986 to September 1994. He was formerly Secretary of State of Maine from 1965 to 1966,
One Canal Plaza            Governor of Maine from 1967 to 1975, and U.S. Ambassador to Canada from 1979 to 1981. Mr.
Portland, ME 04112         Curtis is a director of Key Corp.
ANTHONY P. GAMMIE*         CHAIRMAN OF THE BOARD OF THE COMPANY -- Mr. Gammie became Chairman of the Board in January
                           1985. He served as Chief Executive Officer of the Company from January 1983 to March 1, 1995.
                           He was President of the Company from January 1983 to July 1, 1992. He was President of the
                           Company's Pulp and Paper Group from August 1981 to December 1982, and Executive Vice President
                           of the Company from 1979 to 1982. He was a director of Bowater plc, the former parent company of the Company, until July 1984, and prior to being transferred to the United States at the end of 1978, he was Chairman and Managing Director of Bowater United Kingdom Limited. He is also a director of Alumax Inc., The Bank of New York, and Sovran Self Storage, Inc.
H. GORDON MACNEILL**       CHAIRMAN OF JANNOCK LIMITED -- Mr. MacNeill has been Chairman of Jannock Limited, a building
Jannock Limited            products company located in Toronto, Ontario, since 1990, prior to which he had served as
Suite 5205, Scotia Plaza   President and Chief Executive Officer since 1976. Mr. MacNeill is also Chairman of the Board of
P. O. Box 1012             IPL Energy Inc. (formerly Interprovincial Pipe Lines System, Inc.) and Wajax Limited and a
40 King St. W.             director of Home Oil Company Limited.
Toronto, Ontario M5H 3Y2
Canada
DONALD R. MELVILLE         RETIRED CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF NORTON COMPANY -- Mr. Melville was Chief
4 Paul Revere Road         Executive Officer of Norton Company, a diversified manufacturing company located in Worcester,
Worcester, MA 01609        Massachusetts, from 1980 until his retirement at the end of 1987. He was Chairman from 1985 to
                           1987, President from 1979 to 1986 and Executive Vice President from 1971 to 1979. He is a director of The Perkin-Elmer Corporation and Acme-Cleveland Corporation.

                                      I-1

NAME AND PRINCIPAL                                 CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
ADDRESS                                                     FIVE-YEAR EMPLOYMENT HISTORY
ARNOLD M. NEMIROW          PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE COMPANY -- Mr. Nemirow became Chief Executive
                           Officer of the Company on March 1, 1995. He has served as President of the Company since
                           September 1994 and served as Chief Operating Officer of the Company from September 1994 through
                           February 1995. Mr. Nemirow served as President and Chief Executive Officer and a director of
                           Wausau Paper Mills Company, a pulp and paper company located in Wausau, Wisconsin, from July
                           1990 through July 1994, as Chairman, President and Chief Executive Officer and a director of
                           Nekoosa Papers, Inc., the business papers division of Great Northern Nekoosa Corporation, from
                           1988 to March 1990, and as Vice President of Great Northern Nekoosa Corporation from 1984 to
                           March 1990. Mr. Nemirow is also a director of WPL Holdings, Inc.
JOHN A. ROLLS              PRESIDENT AND CHIEF EXECUTIVE OFFICER OF DEUTSCHE BANK NORTH AMERICA -- Mr. Rolls has served as
Deutsche Bank North        President and Chief Executive Officer of Deutsche Bank North America, an international banking
America                    company located in New York, New York, since 1992. Mr. Rolls was Executive Vice President and
31 W. 52nd St.,            Chief Financial Officer of United Technologies Corporation, an aerospace and climate control
28th Floor                 systems company located in Hartford, Connecticut, from July 1986 to 1992. Prior to that he was
New York, NY 10019         Senior Vice President and Chief Financial Officer with RCA Corporation.
OFFICERS
ANTHONY P. GAMMIE*         CHAIRMAN OF THE BOARD OF THE COMPANY. See "Directors" above.
ARNOLD M. NEMIROW          PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE COMPANY. See "Directors" above.
DONALD J. D'ANTUONO        VICE PRESIDENT -- CORPORATE DEVELOPMENT OF THE COMPANY since September 1991. Previously he had been Vice President -- Investor Relations since April 1984. He was Controller from 1977 to
                           1978, Treasurer of the Company's subsidiary, Bowater Mersey Paper Company Limited ("Mersey")
                           located in Liverpool, Nova Scotia, from 1978 to 1979 and Vice President -- Controller of the
                           Company from 1979 to 1984.
E. PATRICK DUFFY           SENIOR VICE PRESIDENT OF THE COMPANY AND PRESIDENT OF THE COATED PAPER AND PULP DIVISION OF THE
P. O. Box 7                COMPANY since April 1, 1995. Previously he was President of the telecommunications business
Catawba, SC 29704          unit of Meredith Burda, a printing company located in Des Moines, Iowa, from 1993 to 1995 and
                           President of its catalog group from 1990 to 1992. Meredith Burda was acquired by R.R. Donnelley and Sons, a printing company located in Chicago, Illinois, in 1990.
RICHARD F. FRISCH          VICE PRESIDENT -- HUMAN RESOURCES OF THE COMPANY since May 1995. Previously he was Director of
                           Compensation and Benefits from June 1994 to May 1995. Prior to that time, Mr. Frisch was employed by Scott Paper Company, a pulp and paper company, at its Philadelphia, Pennsylvania, headquarters, most recently as Director of Benefits from 1991 to 1994, as Manager of Group
                           Insurance and Thrift Plans from 1990 to 1991, as Manager of Group Insurance from 1989 to 1990 and as Manager of Group Insurance and Administration from 1987 to 1989.
ARTHUR D. FULLER           SENIOR VICE PRESIDENT AND PRESIDENT OF THE NEWSPRINT DIVISION OF THE COMPANY since January
                           1995. Previously he was Vice President Finance, Planning & Administration of MacMillan Bloedel
                           Packaging Inc., the containerboard and packaging business of MacMillan Bloedel Ltd, located in
                           Montgomery, Alabama. From 1991 to 1993 he was a partner of Nukraft, located in Dothan, Alabama, which sought to develop a recycled linerboard mill, and from 1987 to 1990 he was Vice President and General Manager of Great Southern Paper Company, the containerboard division of Great
                           Northern Nekoosa Corporation. Earlier he held various management positions with Great Southern
                           Paper Company.
ROBERT D. LEAHY            VICE PRESIDENT -- CORPORATE RELATIONS OF THE COMPANY since March 1993. Previously he served as
                           Director of Media Communications at International Paper Company, a paper and forest products company located in Purchase, New York, from November 1989 to March 1993. He was Vice President of Corporate Communications for Andal Corporation, a metal products company, from 1987 to 1989.
                           Previously he held various senior level communications/public affairs positions in both corporate and agency settings.
DAVID G. MAFFUCCI          VICE PRESIDENT -- TREASURER OF THE COMPANY since July 1, 1993. He served as Treasurer of the
                           Company from July 1992 to July 1993. Prior to that he was Director of Financial Planning and
                           Accounting Operations since 1987 and served as Assistant Controller since 1984.

                                      I-2

NAME AND PRINCIPAL                                 CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
ADDRESS                                                     FIVE-YEAR EMPLOYMENT HISTORY
ECTON R. MANNING           VICE PRESIDENT OF THE COMPANY since March 1988 and General Counsel of the Company since
                           September 1988. Previously he was Vice President, General Counsel and Secretary of U.S. Plywood
                           Corporation from 1985 to 1987, and was Vice President and General Counsel of Continental Forest
                           Industries, Inc., where he was employed from 1973 to 1984.
DONALD G. MCNEIL**         SENIOR VICE PRESIDENT AND PRESIDENT OF THE GREAT NORTHERN PAPER DIVISION OF THE COMPANY. Mr.
One Kathadin Avenue        McNeil became Senior Vice President on March 1, 1995, and has been President of the Great
Millinocket, ME 04462      Northern Paper division of the Company located in Millinocket, Maine, since November 1994.
                           Previously he was President and General Manager of Mersey from February 1992 to November 1994.
                           He was General Manager of Mersey from December 1991 through January 1992 and Assistant General
                           Manager from January 1990 to December 1991. From 1977 through 1989 he held various engineering and management positions with Mersey.
ROBERT A. MORAN            VICE PRESIDENT -- PULP & PAPER MANUFACTURING SERVICES OF THE COMPANY since July 1, 1992. Prior to that he was Vice President -- Manufacturing Services for the Pulp and Paper Group located in
                           Greenville, South Carolina since 1991, Director of Planning and Development for the Pulp and
                           Paper Group from August 1988 to November 1991 and also served as Assistant General Manager of the Carolina Mill from April 1988 to August 1988.
MICHAEL F. NOCITO          VICE PRESIDENT -- CONTROLLER OF THE COMPANY since July 1, 1993. He served as Controller of the
                           Company's Southern Division located in Calhoun, Tennessee, from October 1992 to July 1993.
                           Prior to this he served as Assistant Controller of the Southern Division since 1988. Mr. Nocito joined the Company in 1978.
ROBERT J. PASCAL           SENIOR VICE PRESIDENT AND PRESIDENT OF THE COMMUNICATION PAPERS DIVISION OF THE COMPANY since
1120 Post Road,            February 1994. Previously he was Vice President of the Company since December 1986 and
Third Floor                President of the Communication Papers Division located in Darien, Connecticut, since December
P. O. Box 4012             1990, prior to which he was General Manager of that unit. He was Group Vice President of Pitney
Darien, CT 06820           Bowes, Inc. from 1981 to 1986.
AUBREY S. ROGERS           VICE PRESIDENT -- INFORMATION SERVICES OF THE COMPANY since July 1, 1992. Prior to that he was
                           Vice President -- Information Services of the Pulp and Paper Group located in Greenville, South
                           Carolina, since 1990 and Assistant Controller -- Director of Planning and Information Services
                           since 1989. He also served in various financial positions of the Company for more than twenty years.
WENDY C. SHIBA             SECRETARY OF THE COMPANY since July 1993, and Assistant General Counsel of the Company since
                           June 1993. From January 1992 to June 1993, she was Corporate Chair of the City of Philadelphia,
                           Pennsylvania, Law Department, where she managed the Corporate Group and was Associate Professor of Law from 1990 to 1993 and Assistant Professor of Law from 1985 to 1990 at Temple University
                           School of Law located in Philadelphia, Pennsylvania, where she taught subjects relating to corporate law and served as a consultant in legal writing and corporate law. Earlier she practiced corporate law in the private sector.

 * Denotes a citizen of the United Kingdom.
** Denotes a citizen of Canada.
                                      I-3

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, depositary receipts for Depositary Shares and any other required documents should be sent or delivered by each holder of Depositary Shares or such holder's broker, dealer, commercial bank or trust company to the Depositary at one of its addresses set forth below.

                             THE DEPOSITARY FOR
                                THE OFFER IS:
                            THE BANK OF NEW YORK

        BY MAIL:                BY FACSIMILE         BY HAND OR OVERNIGHT COURIER:
   Tender & Exchange            TRANSMISSION          Tender & Exchange Department
       Department               (FOR ELIGIBLE              101 Barclay Street
     P.O. Box 11248          INSTITUTIONS ONLY)        Receive and Deliver Window
 Church Street Station         (212) 815-6213           New York, New York 10286
New York, NY 10286-1248
                            CONFIRM BY TELEPHONE:
                               (800) 507-9357

Any questions or requests for assistance or for additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent or Dealer Manager. Holders of Depositary Shares may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:
                               MORROW & CO., INC.
                        909 Third Avenue  -- 20th Floor
                            New York, New York 10022
                                 (800) 662-5200
                                       or
                                 (212) 754-8000
                                 (Call Collect)

                      THE DEALER MANAGER FOR THE OFFER IS:
                              MERRILL LYNCH & CO.
                                250 Vesey Street
                     World Financial Center -- North Tower
                            New York, New York 10281
                    Telephone: (212) 236-4565 (Call Collect)